SECOND AMENDMENT TO
STANDARD MULTI-TENANT OFFICE LEASE — GROSS

THIS SECOND AMENDMENT TO STANDARD MULTI-TENANT OFFICE LEASE – GROSS dated as of July 22, 2009 (this “Second Amendment”) is entered into by and between WESTCORE MESA VIEW, LLC, a Delaware limited liability company, and DD MESA VIEW LLC, a California limited liability company (collectively, “Lessor”), and ADVENTRX PHARMACEUTICALS, INC, a Delaware Corporation (“Lessee”), with reference to the following:

R E C I T A L S

WHEREAS, George V. Casey and Ellen M. Casey, Trustees of the Casey Family Trust, dated June 22, 1998 (“Original Lessor”), and Lessee entered into that certain Standard Multi-Tenant Office Lease — Gross dated June 3, 2004 (the “Original Lease”), together with that certain Addendum attached thereto (the “Addendum”), together as amended by that certain First Amendment to Lease, dated May 12, 2005 (the “First Amendment”), (the Original Lease, the Addendum, and the First Amendment are sometimes collectively referred to herein as the “Lease”) for the lease of certain premises (the “Premises”), consisting of approximately 8,865 rentable square feet commonly known as Suite 100 and approximately 3,173 rentable square feet commonly known as Suite 102, located at 6725 Mesa Ridge Road, San Diego, California (the “Building”). Lessor is the successor-in-interest to Original Lessor under the Lease. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Lessor and Lessee desire by this Second Amendment to amend the Lease in order to, among other things, (a) reduce the Premises to approximately 3,173 rentable square feet consisting solely of Suite 102 of the Building, (b) provide for Lessee’s surrender of possession of Suite 100 of the Building, (c) extend the Term for an additional nine (9) month period; (d) provide for the Base Rent to be paid by Lessee for the Reduced Premises (as defined below); and (e) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Reduction of the Premises; Description of Premises. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that on September 1, 2009 (the “Reduction Date”), the Premises shall be reduced to approximately 3,173 rentable square feet of space consisting only of Suite 102 of the Building (the “Reduced Premises”). On or before the Reduction Date, Lessee shall surrender Suite 100 of the Building, consisting of approximately 8,865 rentable square feet (the “Surrendered Premises”) to Landlord in accordance with the terms of the Lease (including, but not limited to, Section 7.4 of the Original Lease). Following the Reduction Date, Lessee shall have no right to occupy the Surrendered Premises. If Lessee does not vacate and surrender occupancy of the Surrendered Premises to Lessor on or before the Reduction Date, Lessee’s continued occupancy of the Surrendered Premises shall be subject to the holdover provisions of Section 26 of the Original Lease. From and after the Reduction Date, all references to the “Premises” contained in the Lease shall be amended to mean and refer to the Reduced Premises.

3. Extension of Term. Lessor and Lessee acknowledge that the term of the Lease expires according to its terms on August 31, 2009. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that the Expiration Date of the Lease shall be extended such that the Lease shall terminate on May 31, 2010 (the “New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from September 1, 2009 through the New Expiration Date shall be referred to herein as the “Extension Term.”

4. Monthly Base Rent During the Extension Term. Notwithstanding anything in the Lease to the contrary and in addition to paying all other amounts due under the Lease, including without limitation all Additional Rent, Lessee shall pay Monthly Base Rent for the Premises during the Extension Term in the amount of Four Thousand Four Hundred Forty Two and 20/100 Dollars ($4,442.20); however, one-half of the Monthly Base Rent shall be abated for the month of April 2010, and the entire Monthly Base Rent for the month of May 2010 shall also be abated. Payment of the Monthly Base Rent by Lessee shall be facilitated in accordance with Section 5 below.

5. Security Deposit. The existing Security Deposit held by Lessor is $56,063.50 (including security cardkey deposit). Effective on the Reduction Date, the Security Deposit shall be reduced to $33,316.50. On a monthly basis commencing September 1, 2009, an amount equal to the Monthly Base Rent due in accordance with Section 4 above shall be deducted from the Security Deposit and credited to the Monthly Base Rent due for that month, until such time as the balance of the Security Deposit is reduced to zero. The difference between the existing and revised Security Deposit amounts ($22,747.00) shall be returned to Lessee following August 31, 2009 (the expiration date for the Surrendered Premises), subject to the provisions of Paragraph 5 of the Original Lease. For clarity, the payment and deduction provisions set forth in Section 4 above and this Section 5 supersede the provisions of the last sentence of Section 5 in the Original Lease.

6. Holdover. Notwithstanding anything in the Lease to the contrary, in the event Lessee holds over within the Reduced Premises past the New Expiration Date, the Monthly Base Rent during the first two months of the Holdover period shall be equal to the rent amount set forth in Section 4 above. For each month Holdover thereafter, Monthly Base Rent shall be in accordance with Section 26 of the Original Lease, equal to 150% of Monthly Base Rent.

7. Lessee’s Share of Operating Expense Increase. Effective on the Reduction Date, notwithstanding anything in the Lease to the contrary, based on the Reduced Premises, Lessee’s Share of Operating Expense Increases shall be 9.8%.

8. Base Year. Notwithstanding anything in the Lease to the contrary, effective upon the Reduction Date, the Base Year shall be adjusted to 2010 for the Extension Term.

9. Condition of the Premises. Lessee acknowledges that it has been and continues to be in possession of the Premises, is familiar with the condition of the Premises and accepts the Premises in its presently existing, “as is” condition, with all faults and without representation, warranty or improvements by Lessor of any kind whatsoever. Lessee shall not remove the modular conference room located in Suite 100, and Lessor shall be entitled to retain it. For clarity, the projector and screen and furniture within the modular conference room shall remain Lessee’s property and may be removed and retained by Lessee.

10. Parking. Effective on the Reduction Date, Lessee’s parking spaces shall be reduced to twelve (12) spaces. All parking shall continue to be on a non-reserved basis.

11. Estoppel. Lessee hereby certifies and acknowledges, that as of the date hereof (a) Lessor is not in default in any respect under the Lease, (b) Lessee does not have any defenses to its obligations under the Lease, and (c) there are no offsets against rent payable under the Lease. Lessee acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Lessor in entering into this Second Amendment; (ii) such representations are being made by Lessee for purposes of inducing Lessor to enter into this Second Amendment; and (iii) Lessor is relying on such representations in entering into this Second Amendment.

12. Brokers. Lessee hereby represents and warrants to Lessor that Lessee has not entered into any agreement or taken any other action which might result in any obligation on the part of Lessor to pay any brokerage commission, finder’s fee or other compensation with respect to this Second Amendment, and Lessee agrees to indemnify and hold Lessor harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Lessor by reason of any breach or inaccuracy of such representation or warranty.

13. Notices. For purposes of the Lease, the address for “Lessor” for all purposes under the Lease is hereby amended as follows:

LESSOR: c/o Westcore Properties, LLC

4445 Eastgate Mall, Suite 210

San Diego, California 92121

Attention: Asset Manager

14. Ratification. Section 3 (Option to Renew) and Section 4 (Right of First Offer) of the Addendum are hereby void and of no further force or effect. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall control.

15. Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Second Amendment or any provision thereof, for damages by reason of any alleged breach of this Second Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

16. Submission. Submission of this Second Amendment by Lessor to Lessee for examination and/or execution shall not in any manner bind Lessor and no obligations on Lessor shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Lessor and Lessee.

17. Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date first referenced above.

“Lessor”

WESTCORE MESA VIEW, LLC,
a Delaware limited liability company

By:	MRB Manager, LLC, a Delaware limited liability company, its Manager
By: /s/ Don Ankeny

Don Ankeny Authorized Signatory

DD MESA VIEW LLC,

a California limited liability company

By:	MRB Manager, LLC, a Delaware limited liability company, its Manager
By: /s/ Don Ankeny

Don Ankeny Authorized Signatory

“Lessee”

ADVENTRX PHARMACEUTICALS, INC,
a Delaware Corporation

By: /s/ Patrick Keran
Patrick Keran
General Counsel and Vice President of Legal